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                                                                       EXHIBIT 5
                                                                       ---------

                               HALE AND DORR LLP
                               Counsellors At Law
                                60 State Street
                               Boston, MA  02109



                                           August 17, 1998


Keane, Inc.
Ten City Square
Boston, MA  02129

Ladies and Gentlemen:

     We have assisted in the preparation of the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration for resale by the Selling Stockholders named therein of 835,545 shares of common stock, $0.10 par value per share (the "Shares"), of Keane, Inc., a Massachusetts corporation (the "Company").

     We have examined the Articles of Organization and the By-Laws of the Company and all amendments thereto and the Stock Purchase Agreement, dated August 4, 1998 by and between the Company and the Stockholders of Icom Systems Limited ( the "Stock Purchase Agreement"), and have examined and relied on the originals, or copies certified to our satisfaction, of such records of meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors and stockholders of the Company, all as provided to us by the Company, and such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

     In our examination of the foregoing documents, we have assumed (i) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified, photostatic or facsimile copies, (iii) the authenticity of the originals of the latter document, and (iv) the legal competence of all signatures to such documents.

     We express no opinion herein as to the laws of any stock or jurisdiction other than the state laws of the Commonwealth of Massachusetts and the federal laws of the United States of America.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

     It is our understanding that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                              Very truly yours,

                              /s/ Hale and Dorr LLP

                              HALE AND DORR LLP